Exhibit 10.32(c)

AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED FOUNDRY AGREEMENT

DATED SEPTEMBER 28, 2006

THIS AMENDMENT NO. 2 (this “Amendment”) to the Amended and Restated Foundry Agreement made and entered into as of September 28, 2006, as amended effective as of June 19, 2008 (the “Agreement”), by and between Spansion Inc., a Delaware corporation, Spansion Technology, Inc., a Delaware corporation, and Spansion LLC, a Delaware limited liability company, solely in their capacities as guarantors of Spansion’s obligations hereunder and under the Agreement (“Guarantors”), Spansion Japan Limited, a Japanese corporation (“Spansion”), and Fujitsu Limited, a Japanese corporation (“Fujitsu”), and assigned by Fujitsu to Fujitsu Microelectronics Limited, a Japanese corporation (“FML”), effective March 21, 2008, is made and entered into to be effective as of December 31, 2008 (the “Amendment Date”).

Whereas, Spansion and FML wish to further amend the Agreement,

Now, therefore, it is agreed that the Agreement shall be modified as follows:

1. Pursuant to Section 16.1.2 of the Agreement, Spansion and FML hereby agree that the Term of the Agreement shall be extended to December 31, 2010.

2. Notwithstanding anything to the contrary set forth in Sections 2.6.1 through 2.6.6 of the Agreement, FML and Spansion hereby agree that the Subsequent Period Commitment and Subsequent Period Price for each Quarter of 2009 are as defined on Exhibit J attached to this Amendment. Spansion and FML further agree that except as otherwise expressly provided in Exhibit J, the Subsequent Period Remedies for each Quarter of 2009 shall remain as set forth in Sections 2.2 and 2.3 of the Agreement. Furthermore, FML and Spansion will negotiate in good faith to agree by June 30, 2009 upon (i) Spansion’s purchase commitment for each Quarter of 2010 (the “2010 Wafer Commitment”), (ii) Wafer prices for each Quarter of 2010 (the “2010 Wafer Price”), and (iii) any remedy available to (x) FML in case of failure by Spansion to satisfy its minimum purchase commitment, and (y) Spansion in case of failure by FML to make available to Spansion the corresponding minimum manufacturing capacity (the “2010 Remedies”). In this regard, FML and Spansion acknowledge that the 2010 Wafer Price shall be determined based on the 2009 Wafer Price of 45,000 Japanese yen per Wafer with consideration of the projected combined loading of the fab including Spansion wafers and FML wafers and of the volume level of Spansion’s purchase commitment in 2010 which is targeted to be 20,000 Wafers per Quarter.

3. Section 16.2 of the Agreement is amended to read in its entirety as follows:

“Notwithstanding the provisions of Section 16.1, either Party may at its option terminate this Agreement, without liability to the other Party, in the event that (i) the other Party fails to correct or cure any material breach by such other Party of any covenant or obligation under this Agreement within sixty (60) days after receipt by such other Party of a written notice from the non-defaulting Party specifying such breach, (ii) the other Party or any of its Affiliates fails to pay its material debts as they come due, makes an assignment for the benefit of creditors (or takes similar action under United States, Japanese or other applicable law), or files a voluntary petition in bankruptcy (or makes a similar filing under United States, Japanese or other applicable law) or otherwise invokes any laws for the protection of debtors under United States, Japanese or other applicable law, or (iii) the other Party or any of its Affiliates has filed against it an involuntary petition in bankruptcy (or similar filing under United States, Japanese or other applicable law) and fails to obtain the dismissal of such petition within thirty (30) days after its filing. Further, FML may at its option terminate this Agreement, without liability to Spansion or any of its Affiliates, by delivery of written notice to Spansion in the event that Spansion or any of its Affiliates (“Spansion Group”) fails to make in full a payment to FML or any of its Affiliates (“FML Group”) pursuant to an agreement between a member of the FML Group and a member of the Spansion Group (including, without limitation, this Agreement) within thirty (30) days of the due date of such payment.”

4. Notwithstanding anything to the contrary set forth in Section 16.3 of the Agreement, if the Agreement is terminated by FML in accordance with Section 16.2 thereof (as amended as provided above in this Amendment), FML may at its option terminate any effective purchase order at the time of termination at its sole discretion, without liability to Spansion.

5. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

6. All terms and conditions of the Agreement not specifically modified by this Amendment shall remain unchanged and in full force and effect. This Amendment shall be deemed a part of and construed in accordance with the Agreement. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly signed and executed to be effective as of the Amendment Date.

FUJITSU MICROELECTRONICS LIMITED

By:	/s/ Koichi Ishizaka
Name:	Koichi Ishizaka
Title:	Corporate Senior Vice President

SPANSION INC.

By:	/s/ Ajit Manocha
Name:	Ajit Manocha
Title:	EVP, WW Operations

SPANSION TECHNOLOGY, INC.

By:	/s/ Ajit Manocha
Name:	Ajit Manocha
Title:	EVP, WW Operations

SPANSION LLC

By:	/s/ Ajit Manocha
Name:	Ajit Manocha
Title:	EVP, WW Operations

SPANSION JAPAN LIMITED

By:	/s/ Masao Taguchi
Name:	Masao Taguchi
Title:	President, Spansion Japan

EXHIBIT J

Subsequent Period Commitment for each Quarter of 2009

Wafers Per Quarter

1Q CY09		2Q CY 09	2H (3Q-4Q) CY09*
25,000	**	35,000	85,000

*	Aggregate number of Wafers for the third and fourth Quarters of 2009
**	Consists of January 2009: 7,000 Wafers; February 2009: 8,000 Wafers; and March 2009: 10,000 Wafers

FML and Spansion agree that Spansion will have the right to defer its purchase of up to 15,000 Wafers out of the 85,000 aggregate Wafers committed for the third and fourth Quarters of 2009 to the first Quarter of 2010 (such Wafers to be deferred to the first Quarter of 2010 will be hereinafter called “Push Out Wafers”). FML and Spansion will negotiate in good faith to agree by March 31, 2009, as to the specific Subsequent Period Commitment for each of the third and fourth Quarters of 2009 and the number of Push Out Wafers, provided however that, in any event the aggregate of the Subsequent Period Commitment for the third and fourth Quarters of 2009 and the number of Push Out Wafers shall be 85,000 Wafers.

Subsequent Period Price for each Quarter of 2009

Wafer Price for each Quarter of 2009 shall be 45,000 Japanese Yen. However, in the event that Spansion fails to purchase its Subsequent Period Commitment for any Quarter of 2009 (or any month of the first Quarter of 2009 as provided above), then Spansion shall pay FML an amount equal to the product obtained by multiplying (i) 0.80, by (ii) 45,000 Japanese Yen, by (iii) the difference between (x) the Subsequent Period Commitment for that Quarter (or month of the first Quarter of 2009, as applicable), and (y) the number of Wafers actually purchased by Spansion under the Agreement during that Quarter (or month).